Exhibit 99.1

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

American International Group, Inc. — Subsidiary Information for the Mandatory Redeemable Preferred Shares:

Lexington Insurance Company:

Insurance Company pursuant to Rule 13d-1(b)(1)(ii)(C)

Category Symbol: IC